UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2015
Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 839-3500
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On September 11, 2015, Amedica Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report on, among other things, the closing of its previously announced public and private offerings (the “Offerings”) of common stock (“Common Stock”) and Series A, Series B and Series C Warrants. The Company received gross proceeds from the offering of approximately $5.0 million before placement agent fees and related expenses. This amendment is being filed solely to amend the Original Form 8-K to including the following supplemental information. Except as otherwise noted, the Original 8-K is unaltered hereby.

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the closing of the Offerings the Company agreed to issue a Common Stock Purchase Warrant (the “Warrant”) to purchase 656,168 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) to Ladenburg Thalmann & Co. Inc. as compensation for acting as the placement agent in the Offerings. The Warrant will be exercisable on the six month and one day anniversary of the effective date of issuance and will remain exercisable until September 8, 2020, but not thereafter. If the underlying shares are not registered with the Securities and Exchange Commission, the Warrant will be exercisable on a cashless basis. For the complete terms of the Warrant, you should refer to the form of the Warrant which is filed as an exhibit to this Current Report on Form 8-K/A and is incorporated by reference into this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
10.1*	Form of Leak-Out Agreement
* Filed Previously.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AMEDICA CORPORATION
Date: September 17, 2015
By: /s/ Ty Lombardi
Name: Ty Lombardi
Title: Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
10.1*	Form of Leak-Out Agreement
* Filed Previously.